Exhibit 99.1

Abaxis Reports Record Sales for the Fourth Quarter and Record Financial
Performance for Fiscal 2006

          UNION CITY, Calif., April 27 /PRNewswire-FirstCall/ -- ABAXIS, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the fourth quarter and the fiscal year ended March 31, 2006.

          Highlights for the fourth quarter and full-year of fiscal 2006 include:

--	Quarterly revenues: $19.8 million, up 43% year-over-year and annual revenues of $68.9 million, up 31% year-over-year.
--	Quarterly diluted EPS: $0.11 versus $0.06 in the same period last year.
--	Annual diluted EPS: $0.35 compared to $0.22 in the previous fiscal year.
--	Quarterly operating income of $2.9 million, up 85% year-over-year and annual operating income of $10.7 million, up 51% year-over-year.
--	Quarterly total reagent disc sales of 959,000 units, compared to 658,000 units in the same period last year, up 46% year-over-year.
--	Quarterly medical sales of $3.0 million, up 51% year-over-year.
--	Quarterly medical sales in the United States, excluding sales to the U.S. Military: $2.2 million, up 131% year-over-year.
--	Quarterly medical reagent disc sales in the United States, excluding sales to the U.S. Military, of 126,000 units, compared to 53,000 units in the same period last year, up 138% year-over-year.
--	Quarterly veterinary reagent disc sales of 778,000 units, compared to 568,000 units in the same period last year, up 37% year-over-year.
--	Annual medical reagent disc sales in the United States, excluding sales to the U.S. Military increased 101% to 363,000 units, compared to 181,000 units year-over-year.
--	Cash, cash equivalents and short-term investments as of March 31, 2006: $30.5 million, up 35% year-over-year.

          Quarterly Results:  For the fourth fiscal quarter ended March 31, 2006, Abaxis reported revenues of $19.8 million, as compared with revenues of $13.8 million for the comparable period last year, an increase of 43 percent. Instrument revenue, reagent disc and hematology reagent revenue increased by $5.1 million or 39 percent over the same period last year.  The Company reported net income attributable to common shareholders of $2.3 million, compared to $1.3 million for the same period last year.  The Company’s effective tax rate in the quarter ended March 31, 2006 was 31 percent, compared to 21 percent for the same period last year.  The Company reported diluted net income per share of $0.11 (calculated based on 21,721,000 shares), compared to $0.06 per share (calculated based on 21,411,000 shares) for the same period last year.

          Twelve Months Results:  For the twelve-month period ended March 31, 2006, Abaxis reported total revenues of $68.9 million, compared with revenues of $52.8 million for the comparable period last year, an increase of 31 percent. During the twelve-month period, the Company sold 3.4 million units of reagent discs, up 28 percent compared to the same period last year.  Net income attributable to common shareholders for the twelve-month period ended March 31, 2006 was $7.5 million, as compared to $4.9 million for the same period last year, an increase of 54 percent.  The Company reported diluted net income per share of $0.35 (calculated based on 21,492,000 shares), compared to $0.22 per share (calculated based on 21,662,000 shares) for the same period last year.

          Other Reported Information:  Reagent disc and hematology reagent revenue for the fourth fiscal quarter was $11.7 million, up 44 percent over the $8.2 million reported in the same period last year.  During the quarter, the Company sold 959,000 medical and veterinary reagent discs compared to 658,000 medical and veterinary reagent discs sold during the same period last year. The Company ended the quarter with $30.5 million in cash, cash equivalents and short-term investments.

          Clint Severson, chairman and CEO of Abaxis, said, “Fiscal year 2006 was characterized by strong operating performance in both our medical and veterinary markets, with revenue increases of 35% and 26% respectively. During fiscal 2006 we commenced transitioning our sales and marketing functions away from direct sales and more toward selected distributors.  This strategic shift was particularly beneficial on the medical side in the United States, with sales to non-military customers increasing by 110%.  On the veterinary side, we introduced our new VetScan VS2, which we believe will help to capture an increasingly larger share of this market going forward.  Our international business grew at a healthy rate posting a 32% increase during the fiscal year. Approximately 68% of our total annual revenues for the year are recurring revenues.  Overall we sold more than 3 million reagent discs during the year and we completed our 14th consecutive profitable quarter.

          Mr. Severson said, “The entire Abaxis team turned in a very strong operational performance in fiscal year 2006.  While we are very pleased with the accomplishments of the past fiscal year, we remain dedicated to expand market share in all of the sectors in which we compete.  With a strong cash position and no long-term debt, we are very well positioned to continue to build on our success in the years to come.”

          Abaxis also announced today the promotion of Martin Mulroy to Vice President, Veterinary Sales and Marketing for North America.  Mr. Mulroy first joined Abaxis in November 1997 as Northeast Regional Sales Manager after a 14-year career in point of care in-vitro diagnostics in the medical market, including rapid tests, chemistry, hematology and immunology.  Mr. Mulroy was promoted to Eastern Area Director of Sales in January 1999, and was promoted to National Sales Director for the domestic veterinary business unit in January 2005.  He currently directs a staff of 4 Area Directors and 28 Regional Managers.  Mr. Mulroy holds a Bachelor of Science in Health Policy and Management from Providence College, Providence Rhode Island.

          Clint Severson said, “Marty is a proven asset and committed, key employee. He has broad knowledge of point of care diagnostics, the veterinary marketplace, veterinary sales and marketing, and channel management.  We look forward to his continued contributions and leadership”.

          Conference Call

          Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. ET on April 27, 2006.  Participants can dial 877-356-5706 or 706-643-0580 to access the conference call, or can listen via a live Internet web cast, which can be found at www.abaxis.com.  A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling 800-642-1687 or 706-645-9291, access code 7158436, through April 30, 2006.  This press release is also available prior to and after the call via Abaxis’ website or the Securities Exchange Commission’s website at www.sec.gov.

          About Abaxis

          Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 6.9 kilogram (15 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

          Use of Non-GAAP Financial Measures

          This earnings release presents Abaxis’ income from operations and net income attributable to common shareholders.  To supplement the financial statements presented in accordance with GAAP, Abaxis uses non-GAAP measures of operating income per share on a pro forma basis, which is not a measurement of performance under accounting principles generally accepted in the United States of America.  Management uses these measures in comparing Abaxis’ historical performance and believes that these measures provide meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

          This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”).  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward- looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” or “anticipates,” and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to fluctuations in the Company’s share price, the market acceptance of the Company’s products and the continuing development of its products, required United States Food and Drug Administration (“FDA”) clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in Abaxis’ periodic reports filed with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statement was made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, Inc.
Summary of Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	March 31,		March 31,

	2006	2005	2006	2005

Net revenues	$19,798	$13,818	$68,928	$52,758
Costs and operating expenses:
Cost of revenues	8,703	6,475	30,075	24,811
Selling, general and administrative	6,590	4,389	21,994	15,701
Research and development	1,573	1,371	6,127	5,150
Total costs and operating expenses	16,866	12,235	58,196	45,662
Income from operations	2,932	1,583	10,732	7,096
Interest and other income	453	78	819	302
Interest and other expense	(12)	(4)	(32)	(33)
Income before income taxes	3,373	1,657	11,519	7,365
Income tax provision	1,048	351	4,044	2,514
Net Income	$2,325	$1,306	$7,475	$4,851
Basic net income per share	$0.12	$0.07	$0.37	$0.25
Diluted net income per share	$0.11	$0.06	$0.35	$0.22
Weighted average common shares outstanding - basic	20,096	19,821	19,985	19,696
Weighted average common shares outstanding - diluted	21,721	21,411	21,492	21,662

ABAXIS, Inc.
Balance Sheet Data:
(Unaudited and in thousands)

	March 31,	March 31,
	2006	2005

Current assets:
Cash and cash equivalents	$10,164	$5,776
Short-term investments	20,372	16,858
Trade receivables (net)	14,638	10,509
Inventories	10,396	8,355
Prepaid expenses	446	282
Net deferred tax asset - current	4,294	4,677
Total current assets	60,310	46,457
Property and equipment, net	10,038	8,824
Intangible assets, net	525	600
Deposits and other assets	80	96
Net deferred tax asset - non-current	12,125	15,032
Total assets	$83,078	$71,009
Current liabilities:
Accounts payable	$4,614	$3,850
Accrued payroll and related expenses	3,890	1,867
Other accrued liabilities	705	828
Warranty reserve	472	245
Deferred revenue	939	907
Current portion of capital lease obligations	—	16
Total current liabilities	10,620	7,713
Non-current liabilities:
Deferred rent	478	462
Deferred revenue, less current portion	938	1,146
Commission obligation, less current portion	4	21
Total non-current liabilities	1,420	1,629
Shareholders’ equity:
Common stock	96,506	94,614
Accumulated deficit	(25,543)	(33,018)
Accumulated other comprehensive income	75	71
Total shareholders’ equity	71,038	61,667
Total liabilities and shareholders’ equity	$83,078	$71,009

Pro Forma Effect of Operating Income Per Share
(in thousands)

	Three		Twelve
	Months Ended		Months Ended
	March 31,		March 31,

	2006	2005	2006	2005

Income from operations, as reported	$2,932	$1,583	$10,732	$7,096
Pro forma operating income per share:
As reported - basic	$0.12	$0.07	$0.37	$0.25
Pro forma - basic	$0.15	$0.08	$0.54	$0.36
As reported - diluted	$0.11	$0.06	$0.35	$0.22
Pro forma - diluted	$0.13	$0.07	$0.50	$0.33

Customer and Geographic Information
(in thousands)

	Three Months		Twelve Months
	Ended		Ended
	March 31,		March 31,

	2006	2005	2006	2005

United States	$16,932	$11,754	$58,747	$45,059
International	2,866	2,064	10,181	7,699
Total revenues	$19,798	$13,818	$68,928	$52,758

Customer and Market Information
(in thousands)

	Three Months		Twelve Months
	Ended		Ended
	March 31,		March 31,

	2006	2005	2006	2005

Medical Market	$3,009	$1,995	$10,888	$8,095
Veterinary Market	15,387	11,187	53,841	42,806
Other	1,402	636	4,199	1,857
Total revenues	$19,798	$13,818	$68,928	$52,758

SOURCE  Abaxis, Inc.
          -0-                                                            04/27/2006
          /CONTACT:  Clint Severson, Chief Executive Officer of Abaxis, Inc.,
+1-510-675-6500; or Joe Dorame, Robert Blum or Joe Diaz, all of Lytham
Partners, LLC, +1-602-889-9700, for Abaxis, Inc./
          /Web site:  http://www.abaxis.com/
          (ABAX)